C&J ENERGY SERVICES, LTD.
2016 KEY EMPLOYEE INCENTIVE PLAN
1.Purpose. This C&J Energy Services, Ltd. (the “Company”) 2016 Key Employee Incentive Plan (the “Plan”) is designed to align the interests of the Company and eligible key employees of the Company and its subsidiaries.
2.Adoption of the Plan. The Company, intending to be legally bound, hereby adopts the Plan effective as of May 5, 2016 (the “Effective Date”). The Plan shall be in effect from the Effective Date and shall continue until December 31, 2016 (the “Term”). The expiration of the Term shall not in any event reduce or adversely affect any amounts due to any Participant hereunder.
3.General. The compensation provided under the Plan is intended to be in addition to all other compensation payable to Participants under any employment agreement or incentive plan or program in effect with the Company or its direct or indirect subsidiaries.
4.Definitions. For purposes of this Plan:
(a)    “Participation Agreement” means and agreement between the Company and a Participant granting a Participant the opportunity to earn a Quarterly Performance Incentive under this Plan.
(b)    “Board” means the Company’s Board of Directors.
(c)    “Committee” means the Compensation Committee of the Board.
(d)    “Company Group” means the Company and its direct and indirect subsidiaries.
(e)    “Participant” shall have the meaning ascribed thereto in Section 5 hereof.
(f)     “Quarter” means each of the following periods: January 1, 2016 through March 31, 2016 (the “First Quarter”), April 1, 2016 through June 30, 2016 (“Second Quarter”), July 1, 2016 through September 30, 2016 (“Third Quarter”), and October 1, 2016 through December 31, 2016 (“Fourth Quarter”).
(g)    “Quarterly Performance Incentive” shall mean, in the case of any Participant, the incentive payable to such Participant under the Plan for the applicable Quarter, as set forth in a Participant’s Participation Agreement.
5.Eligible Participants. Each person designated by the Committee from time to time shall be a Participant under the Plan and eligible to receive a Quarterly Performance Incentive with respect to each Quarter.
6.Term of Participation.
(a)    Subject to the provisions of this Plan and any Participation Agreement granted hereunder, each Participant shall earn a Quarterly Performance Incentive as of the end of the Second, Third and Fourth Quarter. Subject to the provisions of the Plan and any Participation Agreement granted hereunder, each Participant shall also receive a Quarterly Performance Incentive in respect of the First Quarter, payable no later than May 15, 2016.
(b)    If the Term ends after the commencement, and before the end, of a Quarter, each Participant who is then employed by the Company shall earn a prorated amount of the Quarterly Performance Incentive for the Quarter in which the Term ends (based on the portion of the Quarter that has elapsed as of the last day of the Term), and the Participant shall not be eligible to earn a Quarterly Performance Incentive following the Term.
(c)    Any Quarterly Performance Incentive required to be made under this Plan shall be paid on a fully-vested basis by the Company within 30 days after the end of the applicable Quarter.
(d)    In order to earn a Quarterly Performance Incentive for any Quarter, a Participant must remain employed by the Company Group through the date on which the Quarterly Performance Incentive for the applicable Quarter is paid. A Participant whose employment with the Company Group terminates for any reason prior to the date on which the Quarterly Performance Incentive for the applicable Quarter is paid shall forfeit the right to any Quarterly Performance Incentive for that Quarter.
7. Plan Administration. This Plan shall be administered by the Committee. The Committee is given full authority and discretion within the limits of this Plan to establish such administrative measures as may be necessary to administer and attain the objectives of this Plan and may delegate the authority to administer the Plan to an officer of the Company. The Committee (or its delegate, as applicable) shall have full power and authority to construe and interpret this Plan and any interpretation by the Committee shall be binding on all Participants and shall be accorded the maximum deference permitted by law.

(a)    All rights and interests of Participants under this Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation or otherwise, the Company may assign this Plan.
(b)    Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company Group, and the Company may require Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.
(c)    Payment of amounts due under the Plan shall be provided to Participant in the same manner as Participant receives his or her regular paycheck or by mail at the last known address of Participant in the possession of the Company, at the discretion of Committee. The Company will deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to this Plan.
(d)    The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder. Quarterly Performance Incentive payments shall not be considered as extraordinary, special incentive compensation, and it will not be included as “earnings,” “wages,” “salary,” or “compensation” in any pension, welfare, life insurance, or other employee benefit plan or arrangement of the Company Group.
(e)    The Company, in its sole discretion, shall have the right to modify, supplement, suspend or terminate this Plan at any time; provided that in no event shall any amendment or termination adversely affect the rights of Participants regarding any Quarterly Performance Incentive for a Quarter that has commenced as of the date of such action without the prior written consent of the affected Participants. Subject to the foregoing, the Plan shall terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.
(f)    Nothing contained in this Plan shall in any way affect the right and power of the Company to discharge any Participant or otherwise terminate his or her employment at any time or for any reason or to change the terms of his or her employment in any manner.
(g)    Except as otherwise provided under this Plan, any expense incurred in administering this Plan shall be borne by the Company.
(h)    Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.
(i)    The administration of the Plan shall be governed by the laws of the State of Texas, without regard to the conflict of law principles of any state. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.
(j)    The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A or for damages for failing to comply with Code Section 409A.